Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:	Walter M. Pressey, President and CFO
Boston Private Financial Holdings, Inc.
(617) 912.1921
www.bostonprivate.com

Timothy G. Dalton, Jr., Chairman and Chief Investment Officer
Dalton, Greiner, Hartman, Maher & Co.
(212) 557.2445
www.dghm.net

BOSTON PRIVATE EXTENDS AGREEMENT TO

ACQUIRE DALTON GREINER

Boston, MA, December 3, 2003 — Boston Private Financial Holdings, Inc. (Nasdaq: BPFH) today announced it has signed an amendment to extend until April 5, 2004 its agreement to acquire an 80% interest in Dalton, Greiner, Hartman, Maher & Co. (DGHM) of New York, NY.  DGHM, founded in 1990 and managing approximately $3.0 billion of client assets as of November 30, 2003, is a value style manager specializing in small-cap equities.  The remaining 20% interest in the firm will be retained by members of the DGHM management team. This transaction is expected to be immediately accretive on a cash basis to BPFH and accretive on a GAAP basis within the first 12-month period.

The purchase price is estimated to be approximately $88.5 million, with approximately 86% payable in cash.  Approximately 40% of the total estimated value is contingent upon operating results through a five-year earn-out period.  Timothy L. Vaill, Chairman and CEO of Boston Private said “Dalton Greiner is a premier investment management company with exceptionally strong leadership.  The acquisition of this distinguished firm represents a continuation of our product development, geographic expansion, and revenue diversification strategies.  We could not be more pleased.”

The transaction is expected to close in the first quarter of 2004, and is subject to regulatory approval, which as previously reported has been delayed pending regulatory review of the Company’s anti-money laundering compliance program.

About Boston Private Financial Holdings

Established in 1987, Boston Private Financial Holdings offers a full range of high-touch wealth management services. Boston Private’s assets include six operating companies located in New England and California, offering individualized wealth management, financial planning, investment management, and private banking services to its domestic and international clientele. These subsidiaries include: in New England, Boston Private Bank & Trust Company, Westfield Capital Management Company, LLC., RINET Company LLC., Boston Private Value Investors; and in Northern California, Sand Hill Advisors and Borel Private Bank & Trust Company. Boston Private also owns approximately 27% of Coldstream Capital Management, based in Bellevue, Washington, giving the firm its first entree into the Pacific Northwest.  As of September 30th, 2003, Boston Private manages approximately $9.4 billion in client assets, and has balance sheet assets of approximately $2.1 billion.  It is a member of the Standard & Poor’s 600 Index and is included on the Nasdaq Financial-100 Index®.

About Dalton Greiner

Dalton, Greiner, Hartman, Maher & Co. is a value-driven investment manager specializing in smaller capitalization equities.  The firm, founded in 1990, manages approximately $3.0 billion in assets for institutional clients.  DGHM’s clients are among the most sophisticated in the plan sponsor community, and include corporate retirement plans, endowments and foundations. DGHM has seven different equity products managed by an experienced team of investment professionals.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the transaction to Dalton Greiner or Boston Private, including future financial and operating results, enhanced revenues that may be realized from the transaction, the accretive effect of the transaction on BPFH’s financial results, and BPFH’s performance goals for DGHM; (ii) statements with respect to Boston Private’s strategy, initiatives, plans, objectives, expectations, and intentions; (iii) statements regarding the expected timing of the transaction; (iv) statements regarding future operations, market position or prospects of either Boston Private or Dalton Greiner; (v) statements regarding potential product development; and (vi) other statements identified by words such as “will”, “continues”, “increases”, “expand”, “grow”, “opportunity”, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “target,” and similar expressions.  These statements are based upon the current beliefs and expectations of Boston Private’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: (1) the risk that the  transaction may not be consummated on a timely basis or at all;(2) the expected benefits to Boston Private’s wealth management initiatives may not be realized or may be realized more slowly than expected; (3) the risk that the business of Dalton Greiner will not be integrated successfully with Boston Private’s or such integration may be more difficult, time-consuming or costly than expected; (4) expected revenue and business synergies from the transaction may not be fully realized or realized within the expected time frame; (5) the ability to obtain governmental approvals of the acquisition on the proposed terms and schedule; (6) competitive pressures among investment management companies may increase significantly and have an effect on pricing, spending, product offerings, third-party relationships, revenues and the Boston Private’s and Dalton Greiner’s abilities to attract and retain clients; (7) the strength of the United States economy in general and specifically the strength of the New England, California, New York and other economies in which Boston Private and Dalton Greiner will be operating may be different than expected resulting in, among other things, a deterioration in borrowers’ ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses, and reduced demand for wealth management services; and (8) adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on the Boston Private’s and Dalton Greiner’s asset management activities and fees from such activities.  Additional factors that could cause Boston Private’s results to differ materially from those described in the forward-looking statements can be found in Boston Private’s other press releases and Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Boston Private, Dalton Greiner or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above.  Neither Boston Private nor Dalton Greiner undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.